Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE
NET INCOME FOR THE FIRST QUARTER OF FISCAL 2018

Red Bank, N.J.  February 15, 2018  -  North European Oil Royalty Trust (NYSE-NRT) reported the net income for the first quarter of fiscal 2018 which appears in the table below compared to net income for the first quarter of fiscal 2017. Total royalty income includes adjustments made by the operating companies to reflect their corrected royalty calculations for prior periods as well as the inclusion or absence of Mobil sulfur royalties. The total adjustments for the first quarter of fiscal 2018 decreased total royalty income by $129,582. By comparison, in the first quarter of fiscal 2017, total adjustments increased total royalty income by $23,796.

	1st Fiscal Quarter Ended 1/31/2018	1st Fiscal Quarter Ended 1/31/2018	Percentage Change
Total Royalty Income	$1,770,241	$1,724,686	+ 2.64%
Net Income	$1,495,086	$1,475,017	+ 1.36%
Distributions per Unit	$0.17	$0.15	+13.33%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2017 and 2016. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about February 27, 2018.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	4th Calendar Quarter Ended 12/31/2017	4th Calendar Quarter Ended 12/31/2016	Percentage Change
Gas Sales (Bcf) [1]	5.660	6.189	- 12.78%
Gas Prices[2] (Ecents/Kwh)[3]	1.6593	1.4789	+ 12.20%
Average Exchange Rate[4]	1.1965	1.0582	+ 13.07%
Gas Royalties	$1,278,038	$1,164,964	+ 9.71%
OEG Agreement
Gas Sales (Bcf)	18.150	20.060	- 9.52%
Gas Prices (Ecents/Kwh)	1.6921	1.5081	+12.20%
Average Exchange Rate	1.2008	1.0590	+ 13.39%
Gas Royalties	$540,669	$466,168	+15.98%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the first quarter of fiscal 2018 increased 10.45%, or $26,167, to $276,626 from $250,459 for the first quarter of fiscal 2017. The increase in expenses reflects costs relating to the biennial examination of the royalty statements by the Trust's German accountants, increased Trustee fees as specified in the Trust Agreement, and the timing of mailing costs associated with the annual meeting.

The previously declared distribution of 17 cents per unit will be paid on February 28, 2018 to owners of record as of February 16, 2018. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.